CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement on Form S-4 (No. 333-            ) and related Prospectus of Landry’s Restaurants, Inc. for the registration of $400,000,000 7.5% Senior Notes due 2014 and to the incorporation by reference therein of our report dated February 11, 2004, except for Note 2 and Note 11 which are dated March 14, 2005, with respect to the consolidated financial statements of Landry’s Restaurants, Inc. included in its Annual Report
(Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

April 15, 2005